EXHIBIT 10.21

MONSANTO COMPANY
EXECUTIVE HEALTH MANAGEMENT PROGRAM

1.	Purpose. The purpose of the Monsanto Company Executive Health Management Program (“Plan”) is to reimburse eligible executives for the cost of certain medical diagnostic procedures, including routine medical examinations, blood tests and X-rays, or to arrange to have such procedures made available to such eligible executives.

2.	Effective Date. This Plan as set forth in this document shall be effective as of July 19, 2004.

3.	Eligibility. Each member of the Executive Team of Monsanto Company (“Monsanto”) or such other executive as designated by the People and Compensation Committee of the Board of Directors of Monsanto Company (the “Committee”) shall be a Participant as of the later of: (i) the date he or she becomes a member of the Executive Team, (ii) in the case of any other executive, the date he or she is designated a Participant by the Committee, or (iii) the Effective Date. If a Participant ceases to be a member of the Executive Team or other eligible executive officer, his or her participation in the Plan shall cease unless otherwise provided by the Committee, subject to any right of continuation coverage described in Section 5.

4.	Benefits.

               A.     Medical Benefits. A Participant will be eligible to receive medical diagnostic procedures approved or made available by Monsanto’s Corporate Occupational Medicine department from time to time, at such facilities as determined by the Director, Occupational Medicine. Such procedures may include routine medical examinations, blood tests, X-rays and other diagnostic procedures. Such procedures will not include expenses incurred or services for (a) the treatment, cure or testing of a known illness or disability, (b) the treatment or testing for a physical injury, complaint or specific symptom of a bodily malfunction or (c) any activity undertaken for exercise, fitness, nutrition, recreation or general improvement of health.

               B.     Travel Expenses. To the extent medical diagnostic procedures approved or made available under the Plan are provided at facilities which would result in a Participant incurring travel to obtain such benefits, all such expenses (including but not limited to airfare, meals and lodging) shall be borne by the Participant.

               C.     Tax Gross-Up. In the event medical diagnostic procedures approved or made available under the Plan are taxable to the Participant, the Participant shall be entitled to receive an additional payment, (the “Gross Up Payment”) in an amount such that, after payment by the Participant of all federal, state, and local taxes, including, but not limited to any taxes imposed by a foreign jurisdiction, and any interest or penalties imposed with respect to any such taxes (the “Taxes”), imposed on the Gross-up Payment, the Participant retains an amount equal to any Taxes imposed on the benefits described in Section 4A.

               For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence at the time or times of such payment, net of the maximum reduction in federal income taxes that could be obtained from the deduction of any other Taxes.

5.	Continuation of Coverage. To the extent required by law (including Section 4980B of the Internal Revenue Code of 1986, as amended), if a Participant ceases to be a member of the Executive Team or other eligible executive officer and undertakes to pay any applicable premium to Monsanto for continuation coverage, coverage under the Plan may continue so long as such payments are made, but not beyond the end of the period for which such coverage is required by law. In addition, the former Participant shall be treated as a Participant under the Plan to such extent as is required by law, and shall be entitled to any benefits otherwise made available to Participants during such period of continued coverage, as described in Section 4 A.

6.	Source of Funds. Monsanto shall contribute the amount required to pay benefits under this Plan out of its general assets at the time such benefits are to be paid. There shall be no special fund out of which benefits shall be paid.

7.	Plan Administrator. The Employee Benefits Plans Committee of Monsanto shall be the Plan Administrator and the named fiduciary and shall have the discretionary authority to construe and interpret the provisions of the Plan, decide all questions of eligibility and participation and control and manage the operation and administration of the Plan. No member of the Employee Benefits Plans Committee shall make any decision or take any action covering exclusively his or her own benefits under the Plan.

8.	Claims. Any claim for benefits shall be processed in accordance with Section 503 of the Employee Retirement Income Security Act of 1974, as amended and the regulations thereunder.

9.	Amendment and Termination. The Plan may, at any time, be amended or terminated by the Committee by a written instrument executed by an authorized executive officer or by its own action.

10.	Taxation of Benefits. Pursuant to Treasury Regulation Section 1.105-11(g), reimbursements for medical benefits described in Section 4.A shall be excludable from a Participant’s income for U.S. federal income tax purposes. Notwithstanding any of the foregoing, all applicable tax laws and regulations will be applied with respect to a Participant’s participation in the Plan.

11.	Governing State Law. This Plan shall be construed and enforced according to the laws of the State of Missouri, to the extent not preempted by federal law.

                              IN WITNESS WHEREOF, Monsanto has caused this Plan to be executed this                     day of July, 2004.

MONSANTO COMPANY By Title

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